Exhibit 99.1

SS Innovations’ SSi Mantra Surgical Robotic System Approved for Telesurgeries in Indonesia and the Philippines

Company surpasses milestone of 150 cumulative telesurgeries successfully performed with the SSi Mantra

Fort Lauderdale, FL – March 18, 2026 – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (Nasdaq: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced that the Company’s SSi Mantra surgical robotic system has been approved for telesurgeries in Indonesia and the Philippines. The Company today also announced that more than 150 cumulative telesurgeries have been successfully performed utilizing the SSi Mantra surgical robotic system, primarily in India.

Among recent highlights showcasing the advanced capabilities of the SSi Mantra, a total of 18 inter-hospital telesurgeries were performed between two Indian cities during an eight-hour period on February 14, 2026, including 13 gastric bypass procedures performed by Dr. Mohit Bhandari from Mohak Bariatrics and Robotics in Indore, India and 5 complex gynecological surgeries performed by Dr. Priya Bhave Chittawar from HER Health Hospital in Bhopal, India. All procedures were conducted using the SSi MantrAsana Tele Surgeon Console, a compact self-contained chair-based version of the larger SSi Mantra surgeon command center that enables portability, requires less space, and facilitates the performance of telesurgeries from a wide range of settings, including physician offices.

This feat comes on the heels of a robotic telesurgery marathon that took place from SS Innovation’s headquarters on December 23, 2025, during which nine surgeons utilized the SSi Mantra to perform 24 telesurgeries within a 12-hour period on patients located across multiple locations in India. The telesurgeries consisted of ten different types of procedures, including intricate cardiac surgeries.

Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations, commented, “The SSi Mantra surgical robotic system continues to pioneer telesurgery, not merely in concept but in real-world practice and rapidly growing adoption by leading physicians. We are thrilled to receive approval for telesurgeries utilizing the SSi Mantra in two new markets: Indonesia and the Philippines. We also are pleased to surpass the milestone of more than 150 telesurgeries successfully performed with the SSi Mantra, indicating that we are gaining significant traction in enabling state-of-the-art remote surgical care. The SSi Mantra’s advanced telesurgery capabilities empower the cross-sharing of physicians’ expertise and dismantle traditional geographical barriers to care, furthering our mission of driving equitable access to quality healthcare.”

Global Multi-Specialty Robotic Surgery Conference 2026 (“SMRSC 2026”)

On April 9-11, 2026, SS Innovations is hosting SMRSC 2026 in New Delhi, India, where distinguished surgeons, global thought leaders and prominent innovators in robotic and minimally invasive surgery will convene to discuss the shape and future of the field. During the conference, more than 20 live telesurgeries will be performed using the SSi Mantra, spanning multiple specialties and led by top experts in robotic surgery. To register for the conference, please visit: https://ssinnovations.com/SMRSC_2026/register/.

About SS Innovations

SS Innovations International, Inc. (Nasdaq: SSII) develops innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger segment of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system and its comprehensive suite of “SSi Mudra” surgical instruments, which support a variety of surgical robotic procedures including cardiac surgery. An American company headquartered in India, SS Innovations plans to expand the global presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. Visit the Company’s website at ssinnovations.com or LinkedIn for more information and updates.

About the SSi Mantra

The SSi Mantra surgical robotic system is a user-friendly, modular, multi-arm system with many advanced technology features, including: 3 to 5 modular robotic arms, an open-faced ergonomic surgeon command center, a large 3D 4K monitor, a touch panel monitor for all patient related information display, a virtual real-time image of the robotic patient side arm carts, and the ability for superimposition of 3D models of diagnostic imaging. A vision cart provides the table-side team with the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The SSi Mantra utilizes over 40 different types of robotic endo-surgical instruments to support different specialties, including cardiac surgery. The SSi Mantra has been clinically validated in India in more than 100 different types of surgical procedures.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations’ future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (303) 953-9878

kahl@theequitygroup.com

Devin Sullivan, Managing Director

T: (212) 836-9608

dsullivan@theequitygroup.com

Media Contact:

RooneyPartners LLC

Kate Barrette

T: (212) 223-0561

kbarrette@rooneypartners.com